Exhibit 10.27

AGREEMENT AND PLAN OF MERGER

by and among

FINISAR CORPORATION,
a Delaware corporation
(“Finisar”),

I-ROBOT ACQUISITION CORP.,
a Minnesota corporation and wholly-owned
subsidiary of Finisar (“Sub”),

I-TECH CORP.,
a Minnesota corporation
(“I-TECH”)

and

Steven Bucher
(“I-TECH Shareholder”)

Dated: April 7, 2005

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EXHIBITS

Exhibit A	Form of Articles of Merger
Exhibit A-1	Form of Amended and Restated Articles of Incorporation of I-TECH, Inc.
Exhibit B-1	Form of Merger Consideration Note
Exhibit B-2	Form of Escrow Note
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of Secured Promissory Note and Stock Pledge Agreement
Exhibit E	Form of Noncompetition Agreement
Exhibit F	Form of Opinion of Lapp, Libra, Thomson, Stoebner & Pusch Chtd.
Exhibit G	Form of Opinion of DLA Piper Rudnick Gray Cary US LLP

SCHEDULES

Schedule 6.8	I-TECH Employees to be Offered Employment
Schedule 6.17	Bank Debt and Bank Guarantees
Schedule 7.2(e)	Schedule of Third Party Consents

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AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of April 7, 2005, by and among Finisar Corporation, a Delaware corporation (“Finisar”), I-Robot Acquisition Corp., a Minnesota corporation and wholly-owned subsidiary of Finisar (“Sub”), I-TECH CORP., a Minnesota corporation (“I-TECH”) and Steven Bucher (“I-TECH Shareholder”).

RECITALS

     WHEREAS, the Boards of Directors of Finisar, Sub and I-TECH deem it advisable and in the best interests of each corporation and its respective stockholders that Finisar and I-TECH combine in order to advance the long-term business interests of Finisar and I-TECH;

     WHEREAS, the combination of Finisar and I-TECH shall be effected by the terms of this Agreement through a transaction (the “Merger”) in which Sub will merge with and into I-TECH, I-TECH will become a wholly-owned subsidiary of Finisar and the shareholders of I-TECH will become stockholders of Finisar; and

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

ARTICLE I

THE MERGER

     1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, the Articles of Merger (the “Articles of Merger”) in substantially the form attached hereto as Exhibit A as required by the relevant provisions of the Minnesota Business Corporation Act (the “MBCA”) shall be duly executed and acknowledged by Sub and by I-TECH as the Surviving Corporation (as defined in Section 1.3(a)) and delivered to the Minnesota Secretary of State for filing on the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the filing of the Articles of Merger with the Minnesota Secretary of State (the “Effective Time”).

     1.2 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., Pacific Time, on a date to be specified by Finisar and I-TECH (the “Closing Date”), which shall be no later than the second business day after satisfaction of the latest to occur of the conditions set forth in Article VII (other than those conditions which by their nature will be satisfied on the Closing Date), at the offices of DLA Piper Rudnick Gray Cary US LLP, 2000 University Avenue, East Palo Alto, CA 94303-2248 unless another date or place is agreed to in writing by Finisar and I-TECH.

     1.3 Effects of the Merger.

          (a) At the Effective Time (i) Sub shall be merged with and into I-TECH (the “Surviving Corporation”) and the separate existence of Sub shall cease, (ii) the Articles of

Incorporation of I-TECH, as the Surviving Corporation, shall be amended and restated at and as of the Effective Time to read as set forth in that document entitled “Amended and Restated Articles of Incorporation of I-TECH, CORP.” attached hereto as Exhibit A-1 and (iii) the Bylaws of I-TECH, as the Surviving Corporation, shall be amended and restated to read the same as the Bylaws of Sub as in effect immediately prior to the Effective Time, except that all references in such bylaws to Sub shall be changed to refer to I-TECH, Inc. Sub and I-TECH are sometimes referred to herein as the “Constituent Corporations.”

          (b) At and after the Effective Time, the Surviving Corporation shall possess all the assets, property, rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the liabilities, obligations, restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all liabilities, obligations and debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation, and all assets, property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired, but all rights of creditors and all Liens (as hereinafter defined) upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all obligations, debts, liabilities and duties of the Constituent Corporations shall thereafter attach to the Surviving Corporation and may be enforced against it to the same extent as if such obligations, debts, liabilities and duties had been incurred by it.

     1.4 Directors and Officers. The directors and officers of Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation at the Effective Time, each of whom will hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.

ARTICLE II

CONVERSION OF SECURITIES

     2.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

          (a) “Escrow Fund” shall have the meaning ascribed to said term in the Escrow Agreement.

          (b) “I-TECH Common Stock” shall mean the Common Shares, par value $0.01, of I-TECH.

          (c) “I-TECH Options” shall mean any outstanding options to purchase shares of I-TECH Common Stock.

          (d) “I-TECH Shareholder” shall mean Steven Bucher.

          (e) “I-TECH Transaction Expenses” shall have the meaning set forth in Section 6.13.

          (f) “I-TECH Warrants” shall mean any outstanding warrant to purchase shares of I-TECH Common Stock.

          (g) “Merger Consideration” means $12,061,000.

          (h) “Finisar Common Stock” shall mean the Common Stock, $0.001 par value, of Finisar.

     2.2 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of I-TECH or capital stock of Sub, the following shall occur:

          (a) Capital Stock of Sub. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $0.001, of the Surviving Corporation.

          (b) Promissory Notes for I-TECH Common Stock. Subject to Sections 2.3 and 2.4, all issued and outstanding shares of I-TECH Common Stock shall be exchanged for: (i) a convertible promissory note in the form attached hereto as Exhibit B-1 with a principal amount equal to the difference between the Merger Consideration and $1 million (the “Merger Consideration Note”), and (ii) a convertible promissory note in the form attached hereto as Exhibit B-2 with a principal amount equal to $1 million (the “Escrow Note”). All shares of I-TECH Common Stock, when so exchanged, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except rights as a holder of the Merger Consideration Note and the Escrow Note. Each of the Merger Consideration Note and the Escrow Note shall bear interest at the Applicable Federal Rate under Section 1274(d) of the Internal Revenue Code of 1986, as amended (the “Code”), in effect on the Closing Date.

          (c) I-TECH Stock Options and Warrants. At the Effective Time, all then outstanding I-TECH Options and all then outstanding I-TECH Warrants which are not exercised as of the Effective Time will be cancelled.

     2.3 Exchange of Certificates. The procedures for exchanging outstanding shares of I-TECH Common Stock for the Merger Consideration Note and the Escrow Note pursuant to the Merger are as follows:

          (a) Exchange Procedures. At the Closing, the I-TECH Shareholder shall deliver to Finisar the certificate which immediately prior to the Effective Time represented all outstanding shares of I-TECH Common Stock (the “Certificate”) together with (i) a duly executed letter of transmittal in such form as Finisar and I-TECH may reasonably specify, and (ii) instructions for use in effecting the surrender of the Certificate in exchange for the Merger

Consideration Note. Upon receipt of the Certificate, Finisar shall execute the Merger Consideration Note and the Escrow Note. The Merger Consideration Note shall be delivered to the I-TECH Shareholder at the Effective Time and the Escrow Note shall be delivered to the Escrow Agent pursuant to Section 2.4.

          (b) No Further Ownership Rights in I-TECH Common Stock. The Merger Consideration Note and the Escrow Note delivered in exchange for the shares of I-TECH Common Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of I-TECH Common Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of I-TECH Common Stock which were outstanding immediately prior to the Effective Time.

          (c) No Liability. Neither Finisar nor I-TECH shall be liable to any holder of shares of I-TECH Common Stock for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     2.4 Escrow.

          (a) At the Closing, or as soon as practicable after the Effective Time, Finisar will cause to be deposited into escrow (the “Escrow”) the Escrow Note. The Escrow Note shall be held by U.S. Bank Trust National Association or such other financial institution as Finisar and the I-TECH Shareholder shall mutually determine (the “Escrow Agent”) in accordance with and subject to the provisions of an Escrow Agreement substantially in the form of Exhibit C hereto (the “Escrow Agreement”). The Escrow Note shall be deemed to have been contributed by the I-TECH Shareholder.

          (b) The Escrow Fund shall be subject to claims of indemnification under Article IX and the procedures specified in the Escrow Agreement. Subject to the provisions of Section 9.2(d), the sole recourse for all claims by Finisar under this Agreement shall be against the Escrow Fund.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF I-ROBOT

     Except as disclosed in the disclosure schedule provided to Finisar on or before the date of this Agreement (the “I-TECH Disclosure Schedule”), I-TECH and the I-TECH Shareholder represent and warrant to Finisar as follows:

     3.1 Organization, Standing and Power. I-TECH is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, has all requisite corporate power to own, lease and operate its properties and to carry on its business as currently being conducted and as currently proposed to be conducted, and is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on I-TECH. I-TECH has delivered true and correct copies of the Articles of Incorporation and Bylaws of I-TECH, each as amended to date, to Finisar. I-TECH is not in violation of any of the provisions of its Articles of Incorporation or Bylaws. I-TECH does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

     3.2 I-TECH Capital Structure.

          (a) The authorized capital stock of I-TECH consists of 100,000 shares of I-TECH Common Stock. As of the date hereof, 50,000 shares of I-TECH Common Stock are issued and outstanding and held of record by the I-TECH Shareholder. All such outstanding shares of I-TECH Capital Stock have been duly authorized and validly issued, are fully paid and nonassessable, and are not subject to any preemptive rights or rights of first refusal created by statute, the charter documents of I-TECH or any agreement to which I-TECH is a party or by which it is bound. As of the date hereof, there are no shares of I-TECH Common Stock reserved for issuance and no outstanding I-TECH Options or I-TECH Warrants.

          (b) Except as set forth in this Section 3.2, there are (i) no equity securities of any class of I-TECH, or any securities exchangeable into or exercisable for such equity securities, issued, reserved for issuance, or outstanding and (ii) except as provided in Section 6.16, no outstanding subscriptions, options, warrants, puts, calls, rights, or other commitments or agreements of any character to which I-TECH is a party or by which it is bound obligating I-TECH to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any equity securities of I-TECH or obligating I-TECH to grant, extend, accelerate the vesting of, change the exercise price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except as contemplated by this Agreement, there are no contracts, commitments or agreements relating to voting, purchase or sale of I-TECH Capital Stock between I-TECH and the I-TECH Shareholder.

          (c) All outstanding shares of I-TECH Capital Stock have been issued and granted in compliance with (i) all applicable federal and state securities laws and regulations and (ii) all requirements set forth in any contracts or agreements providing for the issuance or grant of such securities.

     3.3 Authority; Required Filings and Consents.

          (a) I-TECH has all requisite corporate power and authority to execute and deliver this Agreement, the Articles of Merger and all other Transaction Documents (as defined in Section 10.2) required to be executed and delivered by I-TECH hereunder and, subject to the approval of the Merger by I-TECH’s shareholders as required under its Articles of Incorporation and by the MBCA, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which I-TECH is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of I-TECH, subject only to the approval of the Merger by I-TECH’s shareholders as required under its Articles of Incorporation and by the MBCA. This Agreement and the other Transaction Documents to which I-TECH is or will be a party have been or will be duly executed and delivered by I-TECH, assuming their due execution and delivery by Finisar and Sub, and constitute or will constitute the legal, valid and binding obligations of I-TECH, enforceable against I-TECH in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and (ii) general principles of equity.

          (b) The execution and delivery by I-TECH of this Agreement and the other Transaction Documents to which it is or will be a party do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of, the Articles of Incorporation or Bylaws of I-TECH, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under, any note, mortgage, indenture, lease, contract or other agreement or obligation to which I-TECH is a party or by which I-TECH or any of its properties or assets may be bound, (iii) conflict with, or result in a violation of, or give any Governmental Entity (as defined below) or other person the right to exercise any remedy or obtain any relief under, any statute, law, ordinance, rule or regulation or any order, writ, injunction, judgment or decree to which I-TECH, or any of the assets owned or used by I-TECH, is subject, (iv) conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any I-TECH Authorization (as such term is defined in Section 3.20 below) that is held by I-TECH or that otherwise relates to the business of or to any of the assets owned or used by I-TECH, (v) result in the imposition or creation of any Lien (as such term is defined in Section 3.7(q) below) upon or with respect to any asset owned or used by any of I-TECH (except for Permitted Encumbrances (as defined in Section 10.2)), or (vi) result in, or would reasonably be expected to result in, the disclosure or delivery to any escrowholder or other person of any source code included in the I-TECH Intellectual Property Rights, or the transfer of any asset of I-TECH to any person.

          (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”) is required by or with respect to I-TECH or its shareholders in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Articles of Merger with the Minnesota Secretary of State in accordance with the MBCA, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on I-TECH and would not prevent or materially alter or delay any of the transactions contemplated by this Agreement.

     3.4 Financial Statements. I-TECH has delivered to Finisar its audited financial statements, including statements of operations and cash flows, for the years ended December 31, 2003 and December 31, 2004 (collectively, the “I-TECH Financial Statements”). The I-TECH Financial Statements were prepared in accordance with accounting principles applied on a consistent basis throughout the periods involved. The I-TECH Financial Statements present fairly in all material respects the financial position of I-TECH as of the respective dates, and the results of its operations and cash flows for the periods indicated. I-TECH’s cash balance as of March 31, 2005 is set forth in Section 3.4 of the I-TECH Disclosure Schedule.

     3.5 Absence of Undisclosed Liabilities; Inventory.

          (a) I-TECH does not have any liabilities, either accrued or contingent, and whether due or to become due, other than (i) liabilities reflected or provided for on the balance sheet (the “I-TECH Balance Sheet”) as of December 31, 2004 (the “Balance Sheet Date”) contained in the I-TECH Financial Statements, (ii) liabilities contemplated by this Agreement or described in the I-TECH Disclosure Schedule, and (iii) normal or recurring liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practices.

          (b) The inventories shown on the I-TECH Balance Sheet or thereafter acquired by I-TECH consist of items of a quantity and quality usable or salable in the ordinary course of I-TECH’s business as heretofore conducted and consistent with past practices.

     3.6 Absence of Certain Changes or Events. Since the Balance Sheet Date, I-TECH has conducted its business in the ordinary course and in a manner consistent with past practices and, since such date, I-TECH has not:

          (a) suffered any event or occurrence that has had a Material Adverse Effect on I-TECH;

          (b) suffered any damage, destruction or loss, whether covered by insurance or not, having a Material Adverse Effect on I-TECH;

          (c) granted any material increase in the compensation payable or to become payable by I-TECH to its officers or employees;

          (d) declared, set aside or paid any dividend or made any other distribution on or in respect of the shares of its capital stock or declared any direct or indirect redemption, retirement, purchase or other acquisition of such shares;

          (e) issued any shares of its capital stock or any warrants, rights, or options for, or entered into any commitment relating to such capital stock;

          (f) made any change in the accounting methods or practices it follows, whether for general financial or tax purposes, or any change in depreciation or amortization policies or rates;

          (g) sold, leased, abandoned or otherwise disposed of any real property, machinery, equipment or other operating property other than in the ordinary course of business;

          (h) sold, assigned, transferred, licensed or otherwise disposed of any patent, trademark, trade name, brand name, copyright (or pending application for any patent, trademark or copyright), invention, work of authorship, process, know-how, formula or trade secret or interest thereunder or other material intangible asset;

          (i) entered into any commitment or transaction (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business;

          (j) incurred any material liability, except in the ordinary course of business and consistent with past practice;

          (k) permitted or allowed any of its property or assets to be subjected to any mortgage, deed of trust, pledge, lien, security interest or other encumbrance of any kind, except for liens for current taxes not yet due, purchase money security interests incurred in the ordinary course of business and security interests or encumbrances existing on the Balance Sheet Date;

          (l) made any capital expenditure or commitment for additions to property, plant or equipment individually in excess of $15,000, or, in the aggregate, in excess of $35,000;

          (m) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with, any of its officers, directors or shareholders or any affiliate of any of the foregoing, other than employee compensation and benefits and reimbursement of employment related business expenses incurred in the ordinary course of business;

          (n) agreed to take any action described in this Section 3.6 or which would constitute a breach of any of the representations or warranties of I-TECH contained in this Agreement, other than entering into this Agreement and the Standstill Agreement dated January 14, 2005 between Finisar and I-TECH; or

          (o) taken any other action that would have required the consent of Finisar pursuant to Section 5.1 of this Agreement (and which has not been obtained) had such action occurred after the date of this Agreement.

     3.7 Taxes.

          (a) For purposes of this Agreement, a “Tax” or, collectively, “Taxes,” means any and all federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

          (b) I-TECH has prepared and timely filed all material returns, estimates, information statements and reports required to be filed by it with any taxing authority (“Returns”) relating to any and all Taxes concerning or attributable to I-TECH or its operations. Such Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law.

          (c) I-TECH, as of the Closing Date, (i) will have paid all Taxes it is required to pay prior to the Closing Date and (ii) will have withheld with respect to its employees all Taxes required to be withheld.

          (d) I-TECH has not been delinquent in the payment of any Tax. There is no Tax deficiency outstanding or assessed or, to the knowledge of I-TECH, proposed against I-TECH that is not reflected as a liability on the I-TECH Balance Sheet or set forth on the I-TECH Disclosure Schedule, nor has I-TECH executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax.

          (e) The amount of I-TECH’s liability for unpaid Taxes (whether actual or contingent) for all periods through the date hereof and the Closing Date does not and will not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes that reflect differences between financial accounting income and taxable income) reflected on the I-TECH Balance Sheet (other than Taxes which have accrued or will accrue after the date of such I-TECH Balance Sheet).

          (f) I-TECH is not a party to any tax-sharing agreement or similar arrangement with any other party, and I-TECH has not assumed or agreed to pay any Tax obligations of, or with respect to any transaction relating to, any other person or agreed to indemnify any other person with respect to any Tax.

          (g) I-TECH’s Returns have never been audited by a government or taxing authority, nor is any such audit in process or pending, and I-TECH has not been notified by a government or taxing authority, orally or in writing, of any request for such an audit or other examination.

          (h) I-TECH has never been a member of an affiliated group of corporations filing a consolidated federal income tax return.

          (i) I-TECH has made available to Finisar copies of all Minnesota and United States income tax Returns filed for all periods since its inception.

          (j) I-TECH has never filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(4) apply to any disposition of assets owned by I-TECH.

          (k) I-TECH is not a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of I-TECH that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code by I-TECH or Sub as an expense under applicable law.

          (l) I-TECH has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

          (m) I-TECH has not agreed to make, nor is it required to make, any adjustment under Section 481 of the Code by reason of any change in accounting method.

          (n) None of I-TECH’s assets is treated as “tax-exempt use property,” within the meaning of Section 168(h) of the Code.

          (o) I-TECH is not, nor has it been, a “reporting corporation” subject to the information reporting and record maintenance requirements of Section 6038A of the Code and the regulations thereunder.

          (p) I-TECH has never been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

          (q) There are (and immediately following the Effective Time there will be) no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, “Liens”) on the assets of I-TECH relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable.

     3.8 Tangible Assets and Real Property.

          (a) I-TECH owns or leases all tangible assets and properties which are material to the conduct of its business as currently conducted or which are reflected on the I-TECH Balance Sheet or acquired since the Balance Sheet Date (the “Material Tangible Assets”). The Material Tangible Assets are in good operating condition and repair, ordinary wear, tear and calibration excluded. I-TECH has good and valid title to all Material Tangible Assets that it owns (except properties, interests in properties and assets sold or otherwise disposed of since the I-TECH Balance Sheet Date in the ordinary course of business), free and clear of all Liens other than Permitted Encumbrances. I-TECH is not in default under or in breach or violation of, nor is there any basis for any claim of default by I-TECH under, or breach or violation by I-TECH of, any lease of Material Tangible Assets to which I-TECH is a party. To I-TECH’s knowledge, no other party is in default under or in breach or violation of, nor is there any valid basis for any claim of default by any such party under, or breach or violation by any such party of, any such lease. All leases of Material Tangible Assets to which I-TECH is a party are in full force and effect and valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and (ii) general principles of equity.

          (b) I-TECH owns no real property. The I-TECH Disclosure Schedule sets forth a true and complete list of all real property leased or occupied by I-TECH during the previous five (5) years (collectively, the “Facilities”). To the knowledge of I-TECH, the Facilities are not subject to any encumbrances, encroachments, building or use restrictions, exceptions, reservations or limitations, except those which, individually or in the aggregate, would not prevent any continued use of any of the Facilities in the usual and normal conduct of I-TECH business. To the knowledge of I-TECH, there are no governmental or other restrictions which would prevent Finisar or I-TECH from conducting business operations in Facilities currently leased by I-TECH in the manner currently conducted by I-TECH. I-TECH has not received notice of any pending or threatened condemnation proceedings relating to any of the Facilities.

I-TECH is not in default under or in breach or violation of, nor is there any basis for any claim of default by I-TECH under, or breach or violation by I-TECH of, any such lease. To I-TECH’s knowledge, no other party is in default under or in breach or violation of, nor is there any valid basis for any claim of default by any such party under, or breach or violation by any such party of, any such lease. All such real property leases for Facilities currently occupied by I-TECH are in full force and effect and valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and (ii) general principles of equity. The I-TECH Disclosure Schedule sets forth a list of all such leases.

     3.9 Intellectual Property.

          (a) I-TECH owns, or is licensed or otherwise possesses legally enforceable rights to use, without future payment to any person, all patents, trademarks, trade names, service marks, copyrights and mask works, and any applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works and all processes, formulas, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of I-TECH as currently being conducted and the research and development activities of I-TECH currently being conducted (all of which are referred to as the “I-TECH Intellectual Property Rights”), free and clear of all Liens other than Permitted Encumbrances and non-exclusive licenses granted by I-TECH in connection with sales of its products in the ordinary course of business. The foregoing representation as it relates to Licensed Intellectual Property (as defined below), is limited to I-TECH’s interest pursuant to licenses from third parties, each of which is in full force and effect, is valid, binding and enforceable and grants I-TECH such rights to such intellectual property as are necessary to the business of I-TECH as currently conducted and the research and development activities currently being conducted.

          (b) The I-TECH Disclosure Schedule contains an accurate and complete list of (i) all patents, patent applications, registered trademarks, registered trade names, registered service marks, unregistered trademarks, trade names and service marks currently in use by I-TECH, and registered copyrights and applications therefor included in the I-TECH Intellectual Property Rights owned by I-TECH, including the jurisdictions in which each such I-TECH Intellectual Property Right owned by I-TECH has been issued or registered or in which any such application for such issuance or registration has been filed, (ii) all licenses, sublicenses, distribution agreements, options, rights (including marketing rights), and other agreements to which I-TECH is a party and pursuant to which any person is authorized to use any I-TECH Intellectual Property Rights owned by I-TECH or has the right to manufacture, reproduce, market or exploit any product of I-TECH (a “I-TECH Product”) or any adaptation, translation or derivative work based on any I-TECH Product or any portion thereof, (iii) all licenses, sublicenses and other agreements to which I-TECH is a party and pursuant to which I-TECH is authorized to use any third party technology, trade secret, know-how, process, patent, trademark or copyright, including software (“Licensed Intellectual Property”), which is used in the manufacture of, incorporated in or forms a part of any I-TECH Product (other than licenses for standard off-the-shelf software used in the conduct of I-TECH’s business), (iv) all joint development agreements to which I-TECH is a party, and (v) all agreements with Governmental

Entities or other third parties pursuant to which I-TECH has obtained funding for research and development activities.

          (c) The execution and delivery of this Agreement, compliance with its terms and the consummation of the transactions contemplated hereby do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) or give rise to any right, license or Lien relating to any I-TECH Intellectual Property Rights, or right of termination, cancellation or acceleration of any I-TECH Intellectual Property Rights, or the loss or encumbrance of any I-TECH Intellectual Property Rights or benefit related thereto, or result in or require the creation, imposition or extension of any Lien upon any I-TECH Intellectual Property Rights or otherwise impair the right of I-TECH or its customers to use the I-TECH Intellectual Property Rights in the same manner as such I-TECH Intellectual Property Rights are currently being used by I-TECH or the customers of I-TECH, except to the extent as may be provided in commercially available software licenses.

          (d) All registered copyrights and, to the knowledge of I-TECH, all patents, unregistered copyrights and registered trademarks and service marks issued to I-TECH which relate to any I-TECH Product are valid and subsisting. None of the I-TECH Intellectual Property Rights infringes, misappropriates or conflicts with any patent, trademark, trade name, service mark, copyright, mask work right, trade secret or other proprietary right of any third party and the manufacturing, marketing, licensing or sale of any I-TECH Product does not infringe any patent, trademark, trade name, service mark, copyright, mask work right, trade secret or other proprietary right of any third party. I-TECH (i) has not received notice that it has been sued in any suit, action or proceeding which involves a claim of infringement of any patent, trademark, trade name, service mark, copyright, mask work right, trade secret or other proprietary right of any third party and (ii) has no knowledge of any claim challenging or questioning the validity or effectiveness of any license or agreement relating to any I-TECH Intellectual Property Rights or Licensed Intellectual Property. There is no outstanding order, writ, injunction, decree, judgment or stipulation by or with any court, administrative agency or arbitration panel regarding patent, copyright, trade secret, trademark, trade name, mask work right or other claims relating to the I-TECH Intellectual Property Rights to which I-TECH is a party or by which it is bound.

          (e) All designs, drawings, specifications, source code, object code, documentation, flow charts and diagrams incorporated, embodied or reflected in any I-TECH Product at any stage of its development were written, developed and created solely and exclusively by (i) employees of I-TECH without the assistance of any third party or (ii) third parties who assigned ownership of their rights with respect thereto to I-TECH by means of valid and enforceable agreements, which are listed and described in the I-TECH Disclosure Schedule and copies of which have been provided to Finisar.

          (f) I-TECH is not, and, to the knowledge of I-TECH, no other party to any licensing, sublicensing, distributorship or other similar arrangements with I-TECH relating to the I-TECH Intellectual Property Rights is, in breach of or default under any material obligations under such arrangements.

          (g) To the knowledge of I-TECH, no person is infringing on or otherwise violating any right of I-TECH with respect to any I-TECH Intellectual Property Rights.

          (h) I-TECH has not assigned, sold or otherwise transferred ownership of, or granted an exclusive license or right to use, any patent, patent application, trademark, mask work right, service mark or copyright.

          (i) Neither I-TECH nor any of its current or former officers, employees or consultants has any patents issued or patent applications pending for any device, process, method, design or invention of any kind now used or needed by I-TECH in the furtherance of its business operations as currently being conducted or as currently proposed to be conducted by I-TECH, which patents or applications have not been assigned to I-TECH with such assignment duly recorded in the United States Patent Office or with the applicable foreign Governmental Entity.

          (j) I-TECH has taken reasonable measures and precautions to protect and maintain the confidentiality, secrecy and value of all I-TECH Intellectual Property Rights (except I-TECH Intellectual Property Rights whose value would not be impaired by disclosure and except for Licensed Intellectual Property with respect to which I-TECH is not under any obligation to maintain the confidentiality, secrecy or value thereof). Without limiting the generality of the foregoing, (i) all current and former employees of I-TECH who are or were involved in, or who have contributed to, the creation or development of any material I-TECH Intellectual Property Rights have executed and delivered to I-TECH an agreement that is substantially identical to either of the two different forms of employment agreement which relate to, among other things, confidential information and invention assignment, previously delivered by I-TECH to Finisar (containing no modifications to the provisions of such forms relating to confidential information or invention assignment), and (ii) all current and former consultants and independent contractors to I-TECH who are or were involved in, or who have contributed to, the creation or development of any material I-TECH Intellectual Property Rights have executed and delivered to I-TECH an agreement, that is substantially identical to I-TECH’s standard form of independent contractor agreement relating to, among other things, confidential information and invention assignment, previously delivered by I-TECH to Finisar (containing no modifications to the provisions of such forms relating to confidential information or invention assignment). No current or former employee, officer, director, stockholder, consultant or independent contractor has any right, claim or interest in or with respect to any I-TECH Intellectual Property Rights. Neither the execution or delivery of any such agreement by any such person, nor the carrying on by any such person, as an employee, consultant or independent contractor, of I-TECH’s business as currently conducted and as currently proposed to be conducted, has or will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such persons is obligated.

     3.10 Bank Accounts. The I-TECH Disclosure Schedule sets forth the names and locations of all banks and other financial institutions at which I-TECH maintains accounts of any nature, the type of accounts maintained at each such institution and the names of all persons authorized to draw thereon or make withdrawals therefrom.

     3.11 Contracts.

          (a) To the extent not listed in other sections of the I-TECH Disclosure Schedule, Section 3.11 of the I-TECH Disclosure Schedule identifies each agreement, obligation or commitment, written or oral, to which I-TECH is a party (each a “Material Contract”):

               (i) that calls for any fixed or contingent payment or expenditure or any related series of fixed or contingent payments or expenditures by or to I-TECH totaling more than $20,000 in any twelve-month period beginning after the Balance Sheet Date;

               (ii) with agents, advisors, salesmen, sales representatives, independent contractors or consultants that is not cancelable by I-TECH on no more than thirty (30) days’ notice and without liability, penalty or premium;

               (iii) that restricts I-TECH from carrying on anywhere in the world its business or any portion thereof as currently conducted;

               (iv) to provide funds to or to make any investment in any other person or entity (in the form of a loan, capital contribution or otherwise);

               (v) with respect to obligations as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any other person or entity;

               (vi) for any line of credit, standby financing, revolving credit or other similar financing arrangement;

               (vii) with any distributor, original equipment manufacturer, value added remarketer or other person for the distribution of any of the I-TECH Products;

               (viii) with any Governmental Entity or involving the provision of products or services to a Governmental Entity; or

               (ix) that is otherwise material to the business of I-TECH as currently being conducted, or as currently proposed to be conducted.

          (b) No party to any such contract, agreement or instrument has notified I-TECH that it intends to cancel, withdraw, modify or amend such contract, agreement or instrument.

          (c) I-TECH is not in default under or in breach or violation of, nor is there any valid basis for any claim of default by I-TECH under, or breach or violation by I-TECH of, any Material Contract. To I-TECH’s knowledge, no other party is in default under or in breach or violation of, nor is there any valid basis for any claim of default by any other party under, or breach or violation by any other party of, any Material Contract. All of the Material Contracts are in full force and effect and valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by (x) bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and (y) general principles of equity.

     3.12 Labor Difficulties. I-TECH is not engaged in any unfair labor practice and there is no unfair labor practice complaint against I-TECH pending or, to I-TECH’s knowledge, threatened before any Governmental Entity. There is no strike, labor dispute, slowdown, or stoppage pending or, to I-TECH’s knowledge, threatened against I-TECH. I-TECH has not experienced any work stoppage or other labor difficulty. I-TECH has no knowledge of any facts indicating that the consummation of the transactions contemplated by this Agreement will have a Material Adverse Effect on I-TECH’s relations with its employees.

     3.13 Trade Regulation. I-TECH has not, since January 1, 2003, terminated its relationship with or refused to ship I-TECH Products to any dealer, distributor, third party marketing entity or customer which had theretofore paid or been obligated to pay I-TECH in excess of $10,000 over any consecutive twelve (12) month period. All of the prices charged by I-TECH in connection with the marketing or sale of any of its products or services have been in compliance, in all material respects, with all applicable laws and regulations. No claims are pending or, to I-TECH’s knowledge, threatened against I-TECH with respect to the wrongful termination of any dealer, distributor or any other marketing entity, discriminatory pricing, price fixing, unfair competition, false advertising, or any other material violation of any laws or regulations relating to anti-competitive practices or unfair trade practices of any kind, and, to I-TECH’s knowledge, no specific situation, set of facts or occurrence provides any basis for any such claim.

     3.14 Environmental Matters.

          (a) As used in this Agreement:

               (i) “Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any person or entity (including any Governmental Entity) alleging liability or potential liability (including, without limitation, potential responsibility for or liability for enforcement costs, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by I-TECH; or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

               (ii) “Environmental Laws” means all federal, state, local and foreign laws, rules, regulations and requirements of common law relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to protection of the environment including, without limitation, laws and regulations relating to Releases or threatened Releases of

Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

               (iii) “Hazardous Material” means any pollutant, contaminant, toxic, hazardous or noxious substance or waste which is regulated by the laws of any state, local, federal or other governmental authority or jurisdiction, including but not limited to the United States and the State of California, and includes but is not limited to (a) any oil or petroleum compounds, flammable substances, explosives, radioactive materials, or any other materials or pollutants which pose a hazard to persons or cause any real property to be in violation of any Environmental Laws, (b) to the extent so regulated, asbestos or any asbestos-containing material of any kind or character, (c) polychlorinated biphenyls, as regulated by the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., (d) any materials or substances designated as “hazardous substances” pursuant to (1) Section 311 of the Clean Water Act, 33 U.S.C. Section 1251 et seq., or (2) Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., (e) “chemical substance,” “new chemical substance,” or “hazardous chemical substance or mixture” pursuant to Sections 3, 6 and 7 of the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., and (f) any “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.

               (iv) “Release” means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

          (b) As of the date hereof, no Hazardous Material is present, as a result of the actions or omissions of I-TECH or to the knowledge of I-TECH any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water, that I-TECH has at any time owned, operated, occupied or leased. To the knowledge of I-TECH, no underground storage tanks are or were present under any property that I-TECH has at any time owned, operated, occupied or leased at such time as I-TECH owned, operated, occupied or leased such property. Notwithstanding the foregoing, I-TECH makes no representation as to anything that occurred after the time when I-TECH ceased to operate, occupy, or lease such property. I-TECH has never notified any Governmental Entity or third party, nor has I-TECH been required under any law, rule, regulation, order or agreement to notify any Governmental Entity or third party, of any Release of any Hazardous Material.

          (c) At all times, I-TECH has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials (collectively, “Hazardous Materials Activities”) in material compliance with all Environmental Laws.

          (d) I-TECH currently holds all environmental approvals, permits, licenses, clearances and consents (the “Environmental Permits”) necessary for the conduct of its business as such business is currently being conducted and is in material compliance with all such Environmental Permits. I-TECH has made available to Finisar all environmental reports, audits, assessments or studies performed or prepared for or on behalf of I-TECH within the last five (5) years within the possession of I-TECH with respect to the Facilities. No environmental report, closure activity, investigation or assessment, and no notification to or approval, consent or authorization from, any Governmental Entity with jurisdiction regarding environmental matters or Hazardous Materials is required to be obtained, either before or after the Effective Time, in connection with any of the transactions contemplated by this Agreement.

          (e) No Environmental Claim against I-TECH is pending or, to the knowledge of I-TECH, threatened. I-TECH is not aware of any act or omission by I-TECH which could reasonably be expected to involve I-TECH in any Environmental Claim or impose upon I-TECH any liability concerning Hazardous Materials Activities.

     3.15 Employee Benefit Plans.

          (a) The I-TECH Disclosure Schedule contains a complete and accurate list of each plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, retirement, deferred compensation, loans, severance, separation, relocation, repatriation, expatriation, visas, work permits, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, fringe benefits, cafeteria benefits, voluntary employee benefit association, or other benefits, whether written or unwritten, including, without limitation, each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) which is, as of the date hereof, sponsored, maintained, contributed to, or required to be contributed to by I-TECH, any subsidiary of I-TECH or for which I-TECH has any continuing liability under the terms of the plan, program, policy, practice, contract, agreement or other arrangement or under applicable federal or state law; and, with respect to any such plans which are subject to Code Section 401(a), any trade or business (whether or not incorporated) which is or, at any relevant time, was treated as a single employer with I-TECH within the meaning of Section 414(b), (c),(m) or (o) of the Code (an “ERISA Affiliate”) for the benefit of any person who performs or who has performed services for I-TECH or with respect to which I-TECH, or any ERISA Affiliate has or may have any liability (including, without limitation, contingent liability) or obligation (collectively, the “I-TECH Employee Plans”); provided, however, that the I-TECH Disclosure Schedule shall contain a complete and accurate list of any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code which is or has at any time been maintained, established, sponsored, participated in, or contributed to by I-TECH or an ERISA Affiliate or to which I-TECH or an ERISA Affiliate is obligated to contribute or has otherwise incurred any obligation or liability (including, without limitation, any contingent liability). All of the employees of I-TECH are legally permitted to be employed by I-TECH in the United States in their current job capacities.

          (b) I-TECH has furnished or made available to Finisar true and complete copies of documents embodying each of the I-TECH Employee Plans and related plan documents, including (without limitation) the most recent determination or opinion letter, trust documents, group annuity contracts, plan amendments, insurance policies or contracts, form of participant agreements, employee booklets, administrative service agreements, summary plan descriptions, summary of material modifications, compliance and nondiscrimination tests for the last three plan years, Form 5500 reports required to be filed for the last three plan years, standard COBRA forms and related notices, and registration statements and prospectuses.

          (c) Each I-TECH Employee Plan has been administered in all material respects in accordance with its terms and is in material compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code); (ii) any I-TECH Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination or opinion letter as to its qualified status under the Code, including all amendments to the Code which are currently effective, or has time remaining to apply under applicable regulations or pronouncements for a determination or opinion letter and to make any amendments necessary to obtain a favorable determination or opinion letter; (iii) none of the I-TECH Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (iv) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the Code and not otherwise exempt under Section 408 of ERISA or Section 4975 of the Code (or any administrative class exemption issued thereunder), with respect to any I-TECH Employee Plan; (v) none of I-TECH, any subsidiary or any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA; (vi) all contributions required to be made by I-TECH, any subsidiary or ERISA Affiliate to any I-TECH Employee Plan have been timely paid or accrued; (vii) with respect to each I-TECH Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived) nor any event described in Sections 4062, 4063 or 4041 of ERISA has occurred; (viii) each I-TECH Employee Plan subject to ERISA, has timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all required material notices and reports to employees; (ix) no suit, administrative proceeding, action or other litigation has been brought within the past three (3) years, or, to the knowledge of I-TECH, is threatened, against or with respect to any such I-TECH Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor; and (x) there has been no amendment to, written interpretation or announcement by I-TECH, or any ERISA Affiliate which would materially increase the expense of maintaining any I-TECH Employee Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in I-TECH’s financial statements.

          (d) Neither I-TECH nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including, without limitation, any contingent liability) under any “multiemployer plan” (as defined in Section 3(37) of ERISA) or to any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code. Neither I-TECH nor any ERISA Affiliate has any actual or potential withdrawal liability (including, without limitation, any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

          (e) With respect to each I-TECH Employee Plan, I-TECH has complied in all material respects with and has no unsatisfied obligations under (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the regulations thereunder or any state law governing health care coverage extension or continuation; (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder; (iii) the applicable requirements of the Health Insurance

Portability and Accountability Act of 1996 (“HIPAA”); and (iv) the applicable requirements of the Cancer Rights Act of 1998.

          (f) The consummation of the transactions contemplated by this Agreement will not, (i) entitle any current or former employee or other service provider of I-TECH or any ERISA Affiliate to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute, bonus or benefits under any I-TECH Employee Plan), except as expressly provided in this Agreement or (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider. No benefit payable or which may become payable by I-TECH pursuant to any I-TECH Employee Plan or as a result of or arising under this Agreement shall constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code. Each I-TECH Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms.

     3.16 Compliance with Laws. I-TECH has complied with, is not in violation of, and has not received any notices of violation with respect to, any statute, law or regulation applicable to the ownership or operation of its business except for such violations as would not have a Material Adverse Effect on I-TECH.

     3.17 Employees and Consultants. The I-TECH Disclosure Schedule contains a list of the names of all employees and consultants of I-TECH as of the date of this Agreement and correctly reflects, in all material respects, their current base salaries or wages, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), dates of employment and positions. I-TECH is not a party to any collective bargaining agreement or other contract with a labor union involving any of its employees. All of the employees of I-TECH are “at will” employees. I-TECH is in compliance in all material respects with all applicable laws and regulations and contracts or other agreements relating to employment, employment practices, wages, bonuses and terms and conditions of employment.

     3.18 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal or threatened against I-TECH or any of its properties or officers or directors (in their capacities as such). There is no judgment, decree or order against I-TECH or, to its knowledge, any of its directors or officers (in their capacities as such) that could prevent, enjoin or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on I-TECH.

     3.19 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon I-TECH which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of I-TECH, any acquisition of property by I-TECH or the conduct of business by I-TECH as currently being conducted or as currently proposed to be conducted.

     3.20 Governmental Authorization. I-TECH has obtained each governmental consent, license, permit, grant or other authorization of a Governmental Entity that is required for the operation of the business of I-TECH (collectively, the “I-TECH Authorizations”), and all of such I-TECH Authorizations are in full force and effect. I-TECH is in material compliance with the terms and requirements of such I-TECH Authorizations. I-TECH has not received any notice or other communication from any Governmental Entity regarding (i) any actual or possible violation of or failure to comply with any term or requirement of any material I-TECH Authorization, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material I-TECH Authorization.

     3.21 Insurance. The I-TECH Disclosure Schedule contains a list of all insurance policies of I-TECH including the type and amount of such policies. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been paid, and I-TECH is otherwise in compliance with the terms of such policies. I-TECH has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

     3.22 Interested Party Transactions.

          (a) No director, officer or shareholder of I-TECH has any interest in (i) any material equipment or other material property or asset, real or personal, tangible or intangible, including, without limitation, any of the I-TECH Intellectual Property Rights, used in connection with or pertaining to the business of I-TECH, (ii) any creditor, supplier, customer, manufacturer, agent, representative, or distributor of any of the I-TECH Products, (iii) any entity that competes with I-TECH, or with which I-TECH is affiliated or has a business relationship, or (iv) any material agreement, obligation or commitment, written or oral, to which I-TECH is a party other than agreements, obligations or commitments to pay normal compensation to employees and fees to outside members of the board of directors; provided, however, that no such person shall be deemed to have such an interest solely by virtue of ownership of less than one percent (1%) of the outstanding stock or debt securities of any company whose stock or debt securities are traded or quoted on a recognized stock exchange.

          (b) Except as contemplated by the Transaction Documents, I-TECH is not a party to any (i) agreement with any officer or other employee of I-TECH the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving I-TECH in the nature of any of the transactions contemplated by this Agreement, or (ii) agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     3.23 No Existing Discussions. As of the date hereof, I-TECH is not engaged, directly or indirectly, in any discussions or negotiations with any party other than Finisar with respect to an I-TECH Acquisition Proposal (as defined in Section 6.1).

     3.24 Real Property Holding Corporation. I-TECH is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

     3.25 Corporate Documents. I-TECH has furnished to Finisar, or its representatives, for its examination (i) its minute book containing all records required to be set forth of all proceedings, consents, actions, and meetings of the shareholders, the Board of Directors and any committees thereof and (ii) all permits, orders, and consents issued by any Governmental Entity with respect to I-TECH. The corporate minute books and other corporate records of I-TECH are complete and accurate in all material respects, and the signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same. All actions reflected in such books and records were duly and validly taken in material compliance with the laws of the applicable jurisdiction. I-TECH has delivered or made available to Finisar or its representatives true and complete copies of all documents which are identified in the I-TECH Disclosure Schedule.

     3.26 No Misrepresentation. No representation or warranty by I-TECH in this Agreement, or any exhibit or schedule hereto, or any certificate or instrument furnished or to be furnished by or on behalf of I-TECH pursuant to this Agreement, when taken together, contains or shall contain any untrue statement of a material fact or omits or shall omit to state a material fact required to be stated therein or necessary in order to make such statements, in light of the circumstances under which they were made, not misleading.

     3.27 Indemnification Obligations. To the knowledge of I-TECH, there are no actions, proceedings or other events pending or threatened against any officer, director, employee or agent of I-TECH which could reasonably be expected to give rise to any indemnification obligation of I-TECH of the type referred to in Section 6.15 to its officers, directors, employees or agents under its Articles of Incorporation, Bylaws or any agreement between I-TECH and any of its officers, directors, employees or agents.

     3.28 Disclaimer Regarding Estimates and Projections. In connection with Finisar’s investigation of I-TECH and its business, Finisar may have received from or on behalf of I-TECH certain estimates, forecasts, plans and financial projections. Finisar acknowledges that there are uncertainties inherent in attempting to make such estimates, forecasts, plans and projections, that Finisar is familiar with such uncertainties, that Finisar is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, forecasts, plans and projections so furnished to it (including the reasonableness of the assumptions underlying such estimates, forecasts, plans and projections), and that Finisar shall have no claim against I-TECH with respect thereto. Accordingly, I-TECH makes no representation or warranty with respect to such estimates, forecasts, plans and projections (including any underlying assumptions).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF FINISAR AND SUB

     Except as set forth in the disclosure schedule delivered by Finisar to I-TECH on or before the date of this Agreement (the “Finisar Disclosure Schedule”), each of Finisar and Sub represent and warrant to I-TECH as follows:

     4.1 Organization. Each of Finisar and Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect on Finisar or Sub.

     4.2 Finisar Capital Structure.

          (a) The authorized capital stock of Finisar consists of 500,000,000 shares of Finisar Common Stock and 5,000,000 shares of Preferred Stock, $0.001 par value, 500,000 of which are designated Series RP Preferred Stock (“Finisar Preferred Stock”). The shares of Series RP Preferred Stock are issuable upon exercise of rights attached to shares of Finisar Common Stock pursuant to the Rights Agreement dated as of September 25, 2002 between Finisar and American Stock Transfer & Trust Company. As of April 1, 2005, 258,885,997 shares of Finisar Common Stock were issued and outstanding, all of which had been duly authorized and validly issued and were fully paid and nonassessable, and no shares of Finisar Preferred Stock were issued and outstanding; As of April 1, 2005, 61,614,736 shares of Finisar Common stock were reserved for issuance pursuant to Finisar’s stock option plans and employee stock purchase plan, 58,647,060 shares of Finisar Common Stock were reserved for issuance upon the conversion of Finisar’s 5 1/4% convertible subordinated notes due 2008 and 2 1/2% convertible subordinated notes due 2010 and 964,117 shares of Finisar Common Stock were reserved for issuance upon exercise of outstanding warrants. No material change in such capitalization has occurred between April 1, 2005 and the date of this Agreement. All of the outstanding shares of capital stock of Sub have been duly authorized and validly issued and are fully paid and nonassessable, and all such shares are owned by Finisar, free and clear of all Liens, agreements, limitations on voting rights, charges or other encumbrances of any nature.

          (b) Except as set forth in this Section 4.2 or as reserved for future grants of options under Finisar’s stock option plans or Finisar’s employee stock purchase plan, there are (i) no equity securities of any class of Finisar, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (ii) no outstanding subscriptions, options, warrants, puts, calls, rights or other commitments or agreements of any character to which Finisar is a party or by which it is bound obligating Finisar to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any equity securities of Finisar.

          (c) The shares of Finisar Common Stock to be issued pursuant to the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

     4.3 Authority; No Conflict; Required Filings and Consents.

          (a) Each of Finisar and Sub have all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which they are or will be parties and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which Finisar or Sub is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Finisar and Sub, respectively. This Agreement and the other Transaction Documents to which Finisar and/or Sub are parties have been or will be duly executed and delivered by Finisar and/or Sub and constitute or will constitute the valid and binding obligations of Finisar and/or Sub, enforceable against Finisar and/or Sub, as the case may be, in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors’ rights generally and (ii) general principles of equity.

          (b) The execution and delivery by Finisar and Sub of this Agreement and the other Transaction Documents to which they are or will be parties do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of Finisar or Sub, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under, any note, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Finisar or Sub is a party or by which either of them or any of their properties or assets may be bound, (iii) conflict with, or result in a violation of, or give any Governmental Entity or other person the right to exercise any remedy or obtain any relief under, any statute, law, ordinance, rule or regulation or any order, writ injunction, judgment or decree to which Finisar or Sub, or any of the assets owned or used by Finisar or Sub, is subject, (iv) conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any governmental consent, license, permit, grant or other authorization that is held by Finisar or that otherwise relates to the business of or to any of the assets owned or used by Finisar or Sub, or (v) result in the imposition or creation of any Lien upon or with respect to any asset owned or used by any of Finisar or Sub (except for Liens for Taxes, assessments or other charges by Governmental Entities which are not yet due and payable or are due but not delinquent or are being contested in good faith by appropriate proceedings, (ii) purchase money security interests incurred in the ordinary course of business and (iii) minor Liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of Finisar), except in the case of clauses (ii) through (v) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not be reasonably likely to have a Material Adverse Effect on Finisar.

          (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Finisar or any of its

Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of a registration statement on Form S-3 pursuant to the Securities Act of 1933, as amended (the “Securities Act”) with the Securities and Exchange Commission (the “SEC”) to register the Finisar Common Stock issuable upon conversion of the Merger Consideration Note and the Escrow Note, (ii) the filing of the Articles of Merger with the Minnesota Secretary of State in accordance with the MBCA, (iii) if required, the filing of a report on Form 8-K with the SEC, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not prevent or materially alter or delay any of the transactions contemplated by this Agreement or be reasonably likely to have a Material Adverse Effect on Finisar or Sub.

     4.4 SEC Filings; Financial Statements.

          (a) Finisar has timely filed and made available to I-TECH all forms, reports and documents required to be filed by Finisar with the SEC since April 30, 2004, other than registration statements on Form S-8 (collectively, the “Finisar SEC Reports”). Each of the Finisar SEC Reports (i) at the time it was filed, complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and (ii) did not at the time it was filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Finisar SEC Report or necessary in order to make the statements in such Finisar SEC Report, in the light of the circumstances under which they were made, not misleading.

          (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Finisar SEC Reports, including any Finisar SEC Reports filed after the date of this Agreement until the Closing, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the SEC) and presented fairly or will present fairly, in all material respects, the consolidated financial position of Finisar and its Subsidiaries as of the respective dates, and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited consolidated balance sheet of Finisar as of January 31, 2005, contained in Finisar’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2005, filed with the SEC, is referred to herein as the “Finisar Balance Sheet.”

     4.5 Absence of Undisclosed Liabilities. Finisar and its Subsidiaries do not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, which individually or in the aggregate would be reasonably likely to have a Material Adverse Effect on Finisar, other than (i) liabilities reflected or provided for on the Finisar Balance Sheet, (ii) liabilities specifically contemplated by this Agreement, or described in the Finisar Disclosure Schedule or Finisar SEC Reports, and (iii) normal or recurring liabilities incurred since January 31, 2005 in the ordinary course of business consistent with past practices.

     4.6 Absence of Certain Changes or Events. Since January 31, 2005, Finisar has not suffered any event or occurrence that has had a Material Adverse Effect on Finisar.

     4.7 Litigation. Except as described in the Finisar SEC Reports, there is no action, suit or proceeding, claim, arbitration or investigation pending before any agency, court or tribunal or threatened against Finisar or Sub or any of its or their properties or officers or directors (in their capacities as such). There is no judgment, decree or order against Finisar or Sub or, to its knowledge, any of its directors or officers (in their capacities as such) that could prevent, enjoin or materially alter or delay any of the transactions contemplated by this Agreement, or, except as disclosed in the Finisar SEC Reports, that could reasonably be expected to have a Material Adverse Effect on Finisar or Sub.

     4.8 No Misrepresentation. No representation or warranty by Finisar or Sub in this Agreement, or any exhibit or schedule hereto, or any certificate or instrument furnished or to be furnished by or on behalf of Finisar or Sub pursuant to this Agreement, when taken together, contains or shall contain any untrue statement of a material fact or omits or shall omit to state a material fact required to be stated therein or necessary in order to make such statements, in light of the circumstances under which they were made, not misleading.

ARTICLE V

CONDUCT OF BUSINESS

     5.1 Covenants of I-TECH. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, I-TECH agrees (except to the extent that Finisar shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and Taxes when due, to pay or perform its other obligations when due (subject to good faith disputes with respect to such obligations), and, to the extent consistent with such business, to use commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and key employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it. I-TECH shall promptly notify Finisar of any event or occurrence not in the ordinary course of business of I-TECH where such event or occurrence would result in a breach of any covenant of I-TECH set forth in this Agreement or cause any representation or warranty of I-TECH set forth in this Agreement to be untrue in any material respect as of the date of, or giving effect to, such event or occurrence, and I-TECH shall promptly thereafter amend or supplement the I-TECH Disclosure Schedule to reflect such event. Any such disclosure after the date hereof and prior to the Closing Date shall not be deemed to amend or supplement the Disclosure unless such disclosure is delivered to Finisar in writing promptly, but in no event later than three business days prior to the Closing except with respect to events occurring less than three days prior to Closing in which case the amendment or supplement to the Disclosure Schedule shall be delivered at or prior to the Closing; provided, however, any such disclosures shall be for informational purposes only and shall not affect or in any way qualify or limit the representations in Article III for purposes of the indemnification provisions in Section 9.2 of this Agreement. Except as expressly contemplated by this Agreement, or set forth on the I-TECH Disclosure Schedule, I-TECH shall not, without the prior written consent of Finisar:

          (a) Grant or accelerate, amend or change the period of vesting or exercisability of options, stock appreciation rights, stock purchase rights or restricted stock granted under any employee stock plan of I-TECH or authorize cash payments in exchange for, or in settlement of, any options or other rights granted under any of such plans, except as required by the terms of such plans or any related agreements in effect as of the date of this Agreement;

          (b) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the I-TECH Intellectual Property Rights other than in the ordinary course of business consistent with past practices;

          (c) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

          (d) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of I-TECH Common Stock upon the exercise or conversion of I-TECH Options outstanding as of the date of this Agreement;

          (e) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or, except as otherwise permitted by this Section 5.1, otherwise acquire or agree to acquire any assets other than acquisitions involving aggregate consideration of not more than $35,000;

          (f) Acquire or agree to acquire inventory in excess of $150,000 in the aggregate;

          (g) Sell, lease, license or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to the business of I-TECH, except for transactions entered into in the ordinary course of business;

          (h) Take any action to (i) increase or agree to increase the compensation payable or to become payable to its officers or employees (except for annual salary increases occurring in the ordinary course of business for amounts less than five percent of an officer or employee’s base pay) (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, any officers, (iii) grant any severance or termination pay to, or enter into any employment or severance agreement, with any non-officer employee, except in accordance with past practices, (iv) enter into any collective bargaining agreement, or (v) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, stock appreciation right, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

          (i) Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business;

          (j) Incur any indebtedness for borrowed money in excess of $10,000 in the aggregate or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others, other than indebtedness incurred under outstanding lines of credit consistent with past practice;

          (k) Amend or propose to amend its Articles of Incorporation or Bylaws, except as contemplated by this Agreement;

          (l) Incur or commit to incur any individual capital expenditure in excess of $15,000 or aggregate capital expenditures in excess of $35,000, in addition to the existing commitments set forth in the I-TECH Disclosure Schedule;

          (m) Enter into or amend any agreements or amendments to existing agreements pursuant to which any third party is granted exclusive marketing or distribution rights with respect to any I-TECH Product;

          (n) Amend or terminate any real property lease;

          (o) Amend or terminate any other Material Contract;

          (p) Waive or release any material right or claim, except in the ordinary course of business;

          (q) Make, change or revoke any other material election with respect to Taxes, or enter into or amend any material agreement or settlement with any taxing authority;

          (r) Initiate any litigation or arbitration proceeding; or

          (s) Agree, in writing or otherwise, to take any of the actions described in paragraphs (a) through (r) above, or any action which is reasonably likely to make any of I-TECH’s representations or warranties contained in this Agreement untrue or incorrect in any material respect on the date made (to the extent so limited) or as of the Effective Time.

     5.2 Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Finisar and I-TECH shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby.

ARTICLE VI

ADDITIONAL AGREEMENTS

     6.1 No Solicitation.

          (a) During the period from the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, I-TECH shall not, directly or indirectly, through any officer, director, employee, representative or agent (each a “Representative”), (i) take any action to solicit, initiate, encourage, induce, facilitate or support any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transaction involving I-TECH, other than the transactions contemplated or expressly permitted by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an “Acquisition Proposal”), (ii) furnish any information regarding I-TECH to any person or entity in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) engage in negotiations or discussions with any person or entity with respect to an Acquisition Proposal, or (iv) agree to, approve or recommend any Acquisition Proposal.

          (b) I-TECH shall promptly (and in no event later than one (1) business day after receipt by I-TECH or its Representatives of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of I-TECH by any person or entity that informs I-TECH that it is considering making, or has made, an Acquisition Proposal) notify Finisar of such Acquisition Proposal or request for such information or for access to I-TECH’s properties, books or records. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact, subject to the terms of any confidentiality agreement in effect as of the date of this Agreement. I-TECH shall keep Finisar informed with respect to any material changes in the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

     6.2 Consents. Each of Finisar and I-TECH shall use all reasonable efforts to obtain all necessary consents, waivers and approvals under any of Finisar’s or I-TECH’s material agreements, contracts, licenses or leases as may be necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement.

     6.3 Access to Information. Upon reasonable notice, I-TECH shall afford to the officers, employees, accountants, counsel and other representatives of Finisar, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, I-TECH shall promptly furnish or make available to Finisar or its representatives all other information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will treat any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement dated November 16, 2004 (the “Confidentiality Agreement”) between Finisar and I-TECH, which Confidentiality Agreement shall continue in full force and effect in accordance with its terms. No information or knowledge obtained in any investigation pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

     6.4 Legal Conditions to Merger. Each of Finisar and I-TECH will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (which actions shall include, without limitation, furnishing all information reasonably necessary in connection with approvals of or filings with any Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon either of them or any of their Subsidiaries in connection with the Merger. Each of Finisar and I-TECH will take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity required to be obtained or made by I-TECH, Finisar or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement and to enable the Closing to occur as promptly as practicable.

     6.5 Public Disclosure. Finisar and I-TECH shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by the rules or regulations of the SEC or the NNM.

     6.6 Nasdaq Quotation. Finisar agrees to continue the quotation of Finisar Common Stock on the NNM until one month after the conversion of the last shares of Finisar Common Stock held in the Escrow Fund. Finisar shall make such filings as are necessary, if any, with the Nasdaq stock market regarding the transactions contemplated by this Agreement.

     6.7 Securities Law Matters.

          (a) Finisar shall use all reasonable efforts to cause the shares of Finisar Common Stock issuable upon conversion of the Merger Consideration Note and the Escrow Note (collectively, the “Registrable Securities”) to be registered under the Securities Act so as to permit the resale thereof, and in connection therewith shall use its reasonable efforts to prepare and file with the SEC within fifteen (15) days following the Closing Date, and shall use all reasonable efforts to cause to become effective no later than ninety (90) after the Closing Date, a registration statement (the “Registration Statement”) on Form S-3 or on such successor form as is then available under the Securities Act covering the Registrable Securities; provided, however, that each holder of Registrable Securities (“Holder”) shall provide all such information and materials and take all such action as may reasonably be requested by Finisar in order to permit

Finisar to comply with all applicable requirements of the SEC and to obtain any desired acceleration of the effective date of such Registration Statement. Such provision of information and materials is a condition precedent to the obligations of Finisar pursuant to this Section 6.7(a). Except as provided in Section 7.6(g), Finisar shall not be required to effect more than one (1) registration under this Section 6.7. The offering made pursuant to such registration shall not be underwritten.

          (b) Notwithstanding the foregoing, Finisar shall be entitled to postpone the filing or declaration of effectiveness of the Registration Statement for a reasonable period of time not to exceed thirty (30) calendar days after the deadlines therefore set forth in this Section 6.7, if Finisar determines that there exists material nonpublic information about Finisar which would be required by the Securities Act to be disclosed in the Registration Statement, the disclosure of which, in the good faith determination of the Board of Directors of Finisar, would be detrimental to Finisar.

          (c) Subject to the limitations of Section 6.7(b), Finisar shall: (i) prepare and file the Registration Statement with the SEC in accordance with Section 6.7(a) with respect to the Registrable Securities and shall use all reasonable efforts to cause the Registration Statement to become effective as promptly as practicable after filing and to keep the Registration Statement effective until two (2) months after the conversion of the last shares of Finisar Common Stock held in the Escrow Fund, or until such date as all Registrable Securities then held by any Holder could be sold under Rule 144(k) (the “Registration Period”); (ii) prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary, and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities proposed to be registered in the Registration Statement during the Registration Period; and (iii) furnish to each Holder such number of copies of any prospectus (including any preliminary prospectus and any amended or supplemented prospectus) in conformity with the requirements of the Securities Act, and such other documents, as each Holder may reasonably request in order to effect the offering and sale of the Registrable Securities to be offered and sold. Prior to the filing with the SEC of any Registration Statement (including any amendments thereto) or any prospectus (including any supplements thereto), Finisar will provide draft copies thereof to the Holder and discuss such documents with the Holder, and his counsel. Finisar shall give to the Holder at least four (4) business days advance written notice of the date on which Finisar has requested that the Registration Statement be declared effective and shall give written notice of the SEC’s consent to or, approval of, the requested effective date or any determination of any other effective date on the same date such consent, approval or determination is communicated to Finisar or its legal counsel.

          (d) Finisar shall use its best efforts to (i) register and qualify the Registrable Securities covered by the Registration Statement under the securities laws of such states as the Holder reasonably requests, (ii) prepare and file in those states, such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Registration Period, (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Registration Period, and (iv) take all other actions reasonably necessary or advisable to qualify the Registrable Securities for sale in such states. Finisar shall promptly notify the Holder of the receipt by Finisar of any notification with respect to the suspension of the registration or qualification of any of the Registrable Securities for sale under the securities laws of any states or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.

          (e) As promptly as practicable after becoming aware of such event or development, Finisar shall notify the Holder in writing of the happening of any event as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (provided that in no event shall such notice contain any material, nonpublic information), and promptly prepare a supplement or amendment to the Registration Statement to correct such untrue statement or omission, and deliver ten (10) copies of such supplement or amendment to the Holder. Finisar shall also promptly notify the Holder in writing (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed, and when the Registration Statement or any post-effective amendment has become effective (notification of such effectiveness shall be delivered to the Holder by facsimile on the same day of such effectiveness), (ii) of any request by the SEC for amendments or supplements to the Registration Statement or related prospectus or related information, and (iii) of Finisar’s reasonable determination that a post-effective amendment to the Registration Statement would be appropriate.

          (f) In the event the number of shares available under the Registration Statement is insufficient to cover all of the Registrable Securities, Finisar shall amend the Registration Statement, or file a new Registration Statement, or both, so as to cover all of such Registrable Securities as soon as practicable, but in any event not later than fifteen (15) days after the necessity therefore arises. Finisar shall use its best efforts to cause such amendment and/or new Registration Statement to become effective as soon as practicable following the filing thereof. For purposes of the foregoing provision, the number of shares available under the Registration Statement shall be deemed “insufficient to cover all of the Registrable Securities” if at any time the number of Registrable Securities issuable during the Registration Period is greater than the number of shares available for resale under such Registration Statement.

          (g) Notwithstanding any other provision of this Section 6.7, Finisar shall have the right at any time to require that all Holders suspend further open market offers and sales of Registrable Securities pursuant to the Registration Statement whenever, and for so long as, in the reasonable judgment of Finisar in good faith after consultation with counsel, there is or may be in existence material undisclosed information or events with respect to Finisar (the “Suspension Right”). In the event Finisar exercises the Suspension Right, such suspension will continue only for the period of time reasonably necessary for disclosure to occur at a time that is not materially detrimental to Finisar and its stockholders or until such time as the information or event is no longer material, each as determined in good faith by Finisar after consultation with counsel. Finisar will use all reasonable efforts to limit the length of the suspension to thirty (30) calendar days or less. Finisar agrees to notify the Holders promptly upon termination of the suspension. To compensate Holder for any loss in the value of Holder’s shares of Finisar Common Stock resulting from Finisar’s exercise of a Suspension Right, Finisar shall either, at Finisar’s option: (i) issue to Holder additional shares of Finisar Common Stock, or (ii) pay Holder cash, in either case, with a value equal to the difference, if any, between (A) the number of shares of Finisar Common Stock held by Holder on the day the Suspension Right is exercised multiplied by the closing trading price of Finisar Common Stock on the date the Suspension Right is exercised, and (B) the number of shares of Finisar Common Stock held by Holder on the day the Suspension Right is exercised multiplied by the closing trading price of Finisar Common Stock on the date the suspension is terminated. Notwithstanding any other provision of this Section 6.7, in no event shall the Suspension Right be exercised (i) more than two (2) times in any 12-month period or (ii) for a total of more than ninety (90) days in any 12-month period.

          (h) Finisar will indemnify each Holder, each of its officers and directors and partners, and each person controlling such Holder within the meaning of Section 15 of the Securities Act against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, preliminary prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any registration, qualification or compliance effected pursuant to this Section 6.7, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation or any alleged violation by Finisar of any rule or regulation promulgated under the Securities Act or the Exchange Act in connection with any such registration, qualification or compliance, and Finisar will reimburse each such Holder, each of its officers and directors, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, as such expenses are incurred, provided that Finisar will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to Finisar by such Holder or controlling person and specifically for use therein.

          (i) It shall be a condition to Finisar’s obligations hereunder to register the Registrable Securities of any Holder that such Holder agrees to indemnify Finisar, each of Finisar’s directors and officers, each person who controls Finisar within the meaning of Section 15 of the Securities Act, and each other such Holder, each of its officers and directors and each person controlling such Holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse Finisar, such other Holders, directors, officers, persons or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, as such expenses are incurred, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to Finisar by such Holder specifically for use therein.

          (j) Each party entitled to indemnification under this Section 6.7 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense; provided, however, that an Indemnified Party (together with all other Indemnified Parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to differing or potentially differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding. The failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 6.7 unless the failure to give such notice is materially prejudicial to an Indemnifying Party’s ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

          (k) All expenses incurred in connection with the registration of the Registrable Securities pursuant to this Section 6.7, including without limitation, all registration, filing and qualification fees, printing expenses, fees and disbursements of legal counsel for Finisar and the Holder, if any, and expenses of any special audits incidental to or required by such registration, shall be paid by Finisar, except Finisar shall not be required to pay underwriters’ fees, discounts or commissions relating to the Registrable Securities.

     6.8 Employment Matters. Prior to the Closing Date, Finisar will make offers of “at will” employment to the employees of I-TECH set forth on Schedule 6.8 hereto, such offers to be conditioned upon the consummation of the Merger. After the Effective Time, all I-TECH employees will continue to be employed by the Surviving Corporation, subject to the Surviving Corporation’s right to terminate such employment at any time after the Effective Time. Finisar will cause the Surviving Corporation to pay each I-TECH employee who is terminated after the Effective Time severance pay in accordance with the I-TECH Severance Guidelines in effect on the date hereof and set forth in a schedule delivered to Finisar.

     6.9 Employee Benefits. All I-TECH employees who accept Finisar’s offers of “at will” employment following the Effective Time (“Continuing Employees”) shall be eligible to receive the benefits and payments set forth in Finisar’s offer letters. As temporary employees, the Continuing Employees will not be eligible to participate in Finisar’s employee benefit plans and programs.

     6.10 Termination of 401(k) Plan. Effective as of the end of the payroll period immediately preceding the payroll period in which the Closing Date occurs, I-TECH shall terminate any and all I-TECH Employee Plans that are subject to the requirements of Code Section 401(k) (collectively, the “401(k) Plan”). Prior to the Effective Time, I-TECH shall provide to Finisar executed resolutions by I-TECH’s Board of Directors authorizing the termination of the 401(k) Plan. The form and substance of such resolutions shall be subject to the prior review and approval of Finisar.

     6.11 Brokers or Finders. Each of Finisar and I-TECH represents, as to itself, its Subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except SVB Alliant (“SVB Alliant”), financial advisor to I-TECH, to which I-TECH has agreed to pay fees and expenses pursuant to a letter agreement dated as of December 3, 2004 (the “SVB Alliant Fees”). Except for the SVB Alliant Fees, each of Finisar and I-TECH agrees to indemnify and hold the other harmless from and against any and all liability for any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

     6.12 Additional Agreements; Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other party, including by provision of information. Without limiting the generality of the foregoing, I-TECH will provide to Finisar all financial and accounting records that shall be reasonably requested by Finisar for the purpose of preparing financial statements of I-TECH for any period, or as of any date, prior to the Effective Time to the extent such financial statements are required by GAAP or the applicable rules and regulations of the SEC. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     6.13 Expenses. Except as provided below, the parties shall each pay their own legal, accounting, financial advisory and consulting fees and other out-of-pocket expenses related to the negotiation, preparation and carrying out of this Agreement and the transactions herein contemplated. In the event the Merger is consummated, Finisar shall cause the Surviving Corporation to pay in full, immediately after the Effective Time, all legal, accounting, financial advisory and consulting fees and expenses incurred by I-TECH (whether paid or accrued) relating to the negotiation, preparation and carrying out of this Agreement and the transactions contemplated hereby, and obtaining all authorizations, consents, orders or approvals of, or declarations or filings with, all Governmental Entities in connection with such transactions (the “I-TECH Transaction Expenses”). If the Surviving Corporation’s cash on hand at the Closing is insufficient to pay the I-TECH Transaction Expenses in full, Finisar shall pay the balance of such I-TECH Transaction Expenses directly or provide sufficient funds to I-TECH to do so as promptly as practical but in no event less than one (1) business day after the Effective Time. I-

TECH shall provide a schedule of estimated I-TECH Transaction Expenses not later than two (2) business days prior to the Closing. At the Closing, I-TECH shall provide a final schedule of the I-TECH Transaction Expenses to Finisar (the “Closing I-TECH Transaction Expense Schedule”). In the event any I-TECH expenses are not included on the Closing I-TECH Transaction Expense Schedule, such expenses shall not be treated as I-TECH Transaction Expenses for purposes hereof and Finisar shall be entitled to assert a claim against the Escrow Fund pursuant to Section 9.2 hereof in order to recover all expenses not included in the Closing I-TECH Transaction Expense Schedule; provided however, Finisar shall make no claim against the Escrow Fund with respect to any I-TECH expenses that are omitted from the Closing I-TECH Transaction Expense Schedule to the extent, but only to the extent, the omitted expenses are paid or otherwise satisfied by the I-TECH Shareholder. The provisions of this Section 6.13 shall not, however, apply to any costs, expenses or fees specified in Section 6.7(k) which shall be paid as provided in said Section 6.7(k).

     6.14 Waiver Agreements by Disqualified Individuals. Prior to the Effective Time and, in any event, prior to the earliest time following the date of this Agreement at which any payment or benefit which would constitute an “excess parachute payment” within the meaning of Section 280G of the Code as a consequence of any transaction or event contemplated by this Agreement (each such payment or benefit being hereinafter referred to as a “Potential Excess Parachute Payment”) in the absence of satisfaction of the shareholder approval requirements described in Section 280G(b)(5) of the Code (the “Shareholder Approval Requirements”) is paid or provided to or for the benefit of any person who, with respect to I-TECH, is a “disqualified individual” within the meaning of Section 280G(c) of the Code, I-TECH shall require such person to agree in writing, in a form reasonably acceptable to Finisar (a “Waiver Agreement”), to forfeit such person’s right to receive each and every Potential Excess Parachute Payment unless, subsequent to the date of such Waiver Agreement, the shareholders of I-TECH approve such Potential Excess Parachute Payment in compliance with the Shareholder Approval Requirements.

     6.15 Maintenance of I-TECH Indemnification Obligations.

          (a) Subject to and following the Effective Time, the Surviving Corporation shall, and Finisar shall cause the Surviving Corporation to, indemnify and hold harmless the Indemnified I-TECH Parties (as defined below) to the extent provided in the Bylaws of I-TECH in effect as of the date of this Agreement. The Surviving Corporation shall, and Finisar shall cause the Surviving Corporation to, keep in effect such Bylaw provisions, which shall not be amended except as required by applicable law or to make changes permitted by Minnesota law that would enlarge the rights to indemnification available to the Indemnified I-TECH Parties and changes to provide for exculpation of director and officer liability to the fullest extent permitted by Minnesota law. For purposes of this Section 6.15, “Indemnified I-TECH Parties” shall mean the individuals who were officers, directors, employees and agents of I-TECH on or immediately prior to the Effective Time.

          (b) Subject to and following the Effective Time, Finisar and the Surviving Corporation shall be jointly and severally obligated to pay the reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified I-TECH Party in enforcing the rights provided in this Section 6.15 and shall make any advances of such expenses to the

Indemnified I-TECH Party that would be available under the Bylaws of I-TECH (as in effect as of the date of this Agreement) with regard to the advancement of indemnifiable expenses, subject to the undertaking of such party to repay such advances in the event that it is ultimately determined that such party is not entitled to indemnification.

          (c) The provisions of this Section 6.15 shall be in addition to any other rights available to the Indemnified I-TECH Parties, shall survive the Effective Time and are expressly intended for the benefit of the Indemnified I-TECH Parties.

     6.16 Loan to I-TECH Shareholder. Not later than one (1) business day prior to the Closing Date, Finisar shall make a loan (the “Finisar Loan”) to the I-TECH Shareholder in the principal amount of $2,000,000, the terms and conditions of which shall be set forth in a secured promissory note and related stock pledge agreement substantially in the form attached hereto as Exhibit D which shall be executed and delivered at the time the Finisar Loan is made. As soon as practical after the receipt of the proceeds of the Finisar Loan (but in no event later than one (1) business day after the Finisar Loan is made and the funds have cleared the I-TECH Shareholder’s Bank) the I-TECH Shareholder shall make a contribution to the capital of I-TECH in the amount of $2,000,000 in exchange for 9,940 Shares of I-TECH Common Stock (the “Additional Capital Contribution”).

     6.17 Payment of Bank Debt; Release of Guarantees. I-TECH, with reasonable cooperation of Finisar if needed, shall make arrangements satisfactory to Finisar and I-TECH for repayment on the Closing Date of the indebtedness of I-TECH to Wells Fargo Bank, National Association set forth on Schedule 6.17 (the “Bank Debt”) and to obtain the release on or before the Closing Date of the guarantees made by certain of I-TECH’s officer(s) set forth on Schedule 6.17 (the “Bank Guarantees”).

ARTICLE VII

CONDITIONS TO MERGER

     7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

          (a) This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of the requisite number of outstanding shares of I-TECH Common Stock.

          (b) All other authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure of which to obtain or comply with would be reasonably likely to have a Material Adverse Effect on Finisar or I-TECH or a material adverse effect on the consummation of the transactions contemplated hereby shall have been filed, occurred or been obtained.

          (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting Finisar’s conduct or operation of the business of Finisar or I-TECH in any material respect as a result of the Merger shall have been issued, nor shall any proceeding brought by any Governmental Entity seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

     7.2 Additional Conditions to Obligations of Finisar and Sub. The obligations of Finisar and Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Finisar:

          (a) The representations and warranties of I-TECH set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except (i) for changes contemplated by this Agreement, (ii) that representations and warranties which specifically relate to a particular date or period shall be true and correct as of such date or for such period and (iii) where the failure of any such representation or warranty to be true and correct on and as of the Closing Date, individually and in the aggregate, would not be reasonably likely to have a Material Adverse Effect on I-TECH, or a material adverse effect upon the consummation of the transactions contemplated hereby; and Finisar shall have received a certificate to such effect signed on behalf of I-TECH by the chief executive officer of I-TECH. For purposes of this subsection 7.2(a), the following events or occurrences shall not be deemed to be events or occurrences having a Material Adverse Effect on I-TECH: (i) any event, occurrence or condition resulting from or relating to the announcement, disclosure or pendency of the Merger or other transactions contemplated by this Agreement, or (ii) any event, occurrence or condition resulting from or relating to the taking of any action contemplated by this Agreement.

          (b) I-TECH shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Finisar shall have received a certificate to such effect signed on behalf of I-TECH by the chief executive officer of I-TECH.

          (c) Finisar shall have received a certificate from the chief executive officer of I-TECH certifying that the execution, delivery and performance of I-TECH’s obligations under this Agreement have been duly and validly approved and authorized by the Board of Directors and the I-TECH Shareholder.

          (d) Finisar shall have received all permits and other authorizations required to be received prior to the Merger under applicable state blue sky laws for the issuance of shares of Finisar Common Stock pursuant to the Merger.

          (e) Finisar shall have been furnished with evidence reasonably satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under the Material Contracts of I-TECH, as set forth on Schedule 7.2(e) hereto.

          (f) The I-TECH Shareholder shall have executed and delivered a Noncompetition Agreement in the form of Exhibit E hereto (the “Noncompetition Agreement”) and Finisar’s standard form of confidential information agreement.

          (g) The Merger shall have been approved by the affirmative vote or written action of the I-TECH Shareholder.

          (h) Finisar shall have received a legal opinion from Lapp, Libra, Thomson, Stoebner & Pusch Chtd., counsel to I-TECH, substantially in the form of Exhibit F hereto.

          (i) The Escrow Agreement shall have been executed and delivered by the I-TECH Shareholder and the Escrow Agent.

          (j) Each of the directors and officers of I-TECH shall have resigned as a director and/or officer, as applicable.

          (k) The I-TECH Shareholder shall have made the Additional Capital Contribution and shall have provided a copy of the related subscription agreement to Finisar.

          (l) The Bank Debt shall have been paid in full.

     7.3 Additional Conditions to Obligations of I-TECH and the I-TECH Shareholder. The obligations of I-TECH and the I-TECH Shareholder to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by I-TECH:

          (a) The representations and warranties of Finisar and Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except (i) for changes contemplated by this Agreement, (ii) that representations and warranties which specifically relate to a particular date or period shall be true and correct as of such date or for such period, and (iii) where the failure of any such representation or warranty to be true and correct on and as of the Closing Date, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Finisar, or a material adverse effect upon the consummation of the transactions contemplated hereby; and I-TECH shall have received a certificate to such effect signed on behalf of Finisar by the chief financial officer of Finisar. For the purposes of the foregoing condition, the following events or occurrences shall not be deemed to be events or occurrences having a Material Adverse Effect on Finisar: (i) a reduction in the trading price of Finisar Common Stock, as reported on the NNM, occurring at any time or from time to time between the date hereof and the Closing Date; (ii) any event, occurrence or condition resulting from or relating to the announcement, disclosure or pendency of the Merger or other transactions contemplated by this Agreement; (iii) any event, occurrence or condition resulting from or relating to the taking of any action contemplated by this Agreement; or (iv) any event, occurrence or occurrences resulting directly from the general economy, the electronic communication industries generally, or the segments of the electronics and communications industry in which Finisar participates.

          (b) Finisar and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and I-TECH shall have received a certificate to such effect signed on behalf of Finisar by the chief financial officer of Finisar.

          (c) I-TECH shall have received a certificate from an officer of Finisar certifying that the execution, delivery and performance of Finisar’s and Sub’s obligations under this Agreement have been duly and validly approved and authorized by the Boards of Directors of Finisar and Sub.

          (d) Finisar shall have executed and delivered the Noncompetition Agreement.

          (e) The Escrow Agreement shall have been executed and delivered by Finisar and the Escrow Agent.

          (f) Finisar shall have made the Finisar Loan to the I-TECH Shareholder not less than one (1) business day prior to the Closing Date.

          (g) The Bank Debt shall have been paid in full and the Bank Guarantees shall have been released.

          (h) I-TECH shall have received a legal opinion from DLA Piper Rudnick Gray Cary US LLP, counsel to Finisar, substantially in the form of Exhibit G hereto.

ARTICLE VIII

TERMINATION AND AMENDMENT

     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(f), by written notice by the terminating party to the other party):

          (a) by the mutual written consent of Finisar and I-TECH;

          (b) by either Finisar or I-TECH if the Merger shall not have been consummated by April 11, 2005; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

          (c) by either Finisar or I-TECH if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except, if the party relying on such order, decree or ruling or other action has not complied with its obligations under Section 6.4 of this Agreement;

          (d) by Finisar if the Board of Directors of I-TECH shall have withdrawn or modified its recommendation of this Agreement or the Merger for approval by the I-TECH

Shareholder in a manner adverse to Finisar or shall have publicly announced or disclosed to any third party its intention to do any of the foregoing;

          (e) by I-TECH if all the conditions set forth in Sections 7.1 and 7.3 (other than those conditions which by their nature would be satisfied on the Closing Date) have not been satisfied (or if permitted, waived in writing); or

          (f) by Finisar or I-TECH, if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) causes the conditions set forth in Section 7.2(a) or (b) (in the case of termination by Finisar) or 7.3(a) or (b) (in the case of termination by I-TECH) not to be satisfied and (ii) shall not have been cured within ten (10) business days following receipt by the breaching party of written notice of such breach from the other party.

     8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, there shall be no liability or obligation on the part of Finisar, I-TECH, Sub or their respective officers, directors, stockholders or Affiliates; provided, however, that notwithstanding anything in this Agreement to the contrary neither Finisar nor I-TECH shall be relieved from any obligation or liability arising from the willful breach by such party of any of its representations, warranties or covenants set forth in this Agreement; and provided further, that the provisions of Sections 6.11 and 6.13 of this Agreement and the confidentiality provisions set forth herein and in the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

     8.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of I-TECH, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE IX

INDEMNIFICATION

     9.1 Survival of Representations and Warranties. If the Merger occurs, all of the representations and warranties contained in this Agreement shall survive the Closing Date, for a period of twelve (12) months following the Closing Date (the “Termination Date”).

     9.2 Indemnification of Finisar Group.

          (a) If the Merger occurs, subject to the terms and conditions contained in this Article IX, Finisar, its officers, directors, employees, agents and attorneys, all Subsidiaries and Affiliates of Finisar, and the respective officers, directors, employees, agents and attorneys of such entities (all such persons and entities being collectively referred to as the “Finisar Group”) shall be entitled to recover from the Escrow any and all losses, damages, costs and expenses (including reasonable legal fees and expenses) which any member of the Finisar Group may sustain or incur which are caused by or arise out of (i) any inaccuracy in or breach of any of the representations, warranties or covenants made by I-TECH in this Agreement, including the I-TECH Disclosure Schedule, (ii) any I-TECH Transaction Expenses that are not set forth on the Closing I-TECH Transaction Expense Schedule, (iii) the grant or alleged grant of any options to purchase I-TECH Common Stock, or (iv) any breach by the I-TECH Shareholder of Article IX or the Escrow Agreement (collectively, “Finisar Losses”).

          (b) No member of the Finisar Group shall be entitled to recover any Finisar Losses unless and only to the extent that the aggregate amount of all Finisar Losses under all claims are equal to or greater than $100,000 and no individual Indemnification Claim shall be made for amounts of less than $20,000; provided, however, that Finisar Losses under Sections 9.2(a)(ii) and (iii) shall be recoverable in full without regard to the threshold amount. The aggregate amount which may be recovered by the Finisar Group for all Finisar Losses shall not exceed the Escrow Fund, except as otherwise provided in Section 9.2(d) below.

          (c) The right of a member of the Finisar Group to recover a Finisar Loss under this Article IX is subject to the condition that the I-TECH Shareholder shall have received written notice of an Indemnification Claim (as defined in Section 9.5) for such Finisar Loss on or before the Termination Date.

          (d) The provisions of Sections 9.2(b) and 9.3 below shall not limit, in any manner, any remedy at law or in equity to which any member of the Finisar Group shall be entitled against I-TECH or the I-TECH Shareholder as a result of willful fraud or intentional misrepresentation by I-TECH, the I-TECH Shareholder or any of their respective representatives.

          (e) The amount of Finisar Losses shall be computed after giving effect to the receipt of any insurance proceeds and tax benefits with respect thereto.

     9.3 Manner of Finisar Group Indemnification.

          (a) The Escrow Fund deposited into Escrow pursuant to the Escrow Agreement in accordance with the provisions of Section 2.4 and the Escrow Agreement shall provide a fund against which members of the Finisar Group may assert claims of indemnification under Section 9.2. Except as specifically provided in Section 9.2(d), the sole recourse of the members of the Finisar Group for all claims with respect to this Agreement or the transactions contemplated by this Agreement is to the Escrow Fund.

          (b) Each claim asserted against the I-TECH Shareholder pursuant to Section 9.2 shall be made only in accordance with the procedures set forth herein and in the Escrow Agreement, subject to the provisions of Section 9.2(d) hereof.

     9.4 Indemnification of I-TECH Group.

          (a) If the Merger occurs, subject to the terms and conditions contained in this Article IX, the I-TECH Shareholder (such person being referred to as the “I-TECH Group”) shall be entitled to recover from Finisar any and all losses, damages, costs and expenses (including reasonable legal fees and expenses) which any member of the I-TECH Group may sustain or incur which are caused by or arise out of any inaccuracy in or breach of any of the representations, warranties or covenants made by Finisar or Sub in this Agreement, including the Finisar SEC Reports (collectively, “I-TECH Losses”).

          (b) No member of the I-TECH Group shall be entitled to recover any I-TECH Losses unless and only to the extent that the aggregate amount of all I-TECH Losses under all claims are equal to or greater than $50,000 and no individual Indemnification Claim shall be made for amounts of less than $10,000.

          (c) Notwithstanding anything to the contrary in this Article IX (except Section 9.4(e) below), the aggregate liability of Finisar to the I-TECH Group hereunder shall not exceed $1,000,000.

          (d) The right of a member of the I-TECH Group to recover an I-TECH Loss under this Article IX is subject to the condition that Finisar shall have received written notice of an Indemnification Claim (as defined in Section 9.5) for such I-TECH Loss on or before the Termination Date.

          (e) The provisions of Sections 9.4(b) and 9.4(c) above shall not limit, in any manner, any remedy at law or in equity to which any member of the I-TECH Group shall be entitled against Finisar as a result of willful fraud or intentional misrepresentation by Finisar, Sub, or any of their respective representatives, or any breach by Finisar of Sections 2.3(a) or 6.7(g) hereof or any breach of the Merger Consideration Note or the Escrow Note.

          (f) The amount of I-TECH Losses shall be computed after giving effect to the receipt of any insurance proceeds and tax benefits with respect thereto.

     9.5 Procedures for Indemnification.

          (a) As used in this Article IX, (i) the term “Indemnitee” means the member or members of the Finisar Group asserting an Indemnification Claim (as defined below) against the I-TECH Shareholder for Finisar Losses, or the member or members of the I-TECH Group asserting an Indemnification Claim against Finisar, for I-TECH Losses, as the case may be, and (ii) the term “Indemnitor” means the party against whom an Indemnification Claim is asserted under Section 9.2 or 9.4.

          (b) A claim for indemnification hereunder (an “Indemnification Claim”) shall be made by an Indemnitee by delivery of a written notice signed by the Indemnitee to the Indemnitor, requesting indemnification and specifying in reasonable detail the basis on which indemnification is sought (and shall include relevant documentation related to the Indemnification Claim), the amount of the asserted Finisar Losses or I-TECH Losses, as the case may be, and in the case of a Third Party Claim (as defined in Section 9.6), containing (by attachment or otherwise) such other information as Indemnitee shall have concerning such Third Party Claim.

          (c) If the Indemnification Claim involves a Third Party Claim, the procedures set forth in Section 9.6 hereof shall be observed by Indemnitee and the Indemnitor.

     9.6 Defense of Third Party Claims. Should any claim be made or suit or proceeding be instituted against an Indemnitee which, if prosecuted successfully, would be a matter for which such Indemnitee is entitled to indemnification under this Article IX (a “Third Party Claim”), the obligations and liabilities of the Indemnitor and Indemnitee with respect to such Third Party Claim shall be subject to the following terms and conditions:

          (a) An Indemnitee shall give the Indemnitor written notice of any such Third Party Claim promptly after receipt by the Indemnitee of notice thereof, and the Indemnitor may undertake control of the defense thereof by counsel of its own choosing, which counsel shall be reasonably acceptable to the Indemnitee. In such event, the Indemnitee may participate in the defense through its own counsel at its own expense. If, however, the Indemnitor fails or refuses to undertake the defense of such Third Party Claim within fifteen (15) days after written notice of such claim has been delivered to the Indemnitor by Indemnitee, Indemnitee shall have the right to undertake the defense, compromise and, settlement of such Third Party Claim with counsel of its own choosing. Failure of the Indemnitee to furnish written notice to the Indemnitor of a Third Party Claim shall not release the Indemnitor from its obligations hereunder, except to the extent it is prejudiced by such failure.

          (b) The Indemnitee and the Indemnitor shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing employees of Indemnitee as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or for testimony as a witness in any proceeding relating to such claim.

          (c) Unless the Indemnitor has failed to fulfill its obligations under this Article IX, no settlement by Indemnitee of a Third Party Claim shall be made without the prior written consent by or on behalf of the Indemnitor, which consent shall not be unreasonably withheld or delayed. If the Indemnitor has assumed the defense of a Third Party Claim as contemplated by this Section 9.6, no settlement of such Third Party Claim may be made by the Indemnitor without the prior written consent by or on behalf of Indemnitee, which consent shall not be unreasonably withheld or delayed.

ARTICLE X

GENERAL PROVISIONS

     10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (i) upon receipt if delivered personally (or if mailed by registered or certified mail), (ii) the next business day after dispatch if sent by overnight delivery service, or (iii) the next business day after dispatch if transmitted by facsimile transmission (and confirmed by a copy delivered in accordance with clause (i) or (ii)), addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to Finisar, to:

Finisar Corporation
1308 Moffett Park Drive
Sunnyvale, CA 94089-1113
Attention: Chief Executive Officer
Fax:       (408) 541-9579
Tel:       (408) 548-1000

with a copy to:

DLA Piper Rudnick Gray Cary US LLP
2000 University Avenue
East Palo Alto, CA 94303-2248
Attention: Dennis C. Sullivan, Esq.
Fax:       (650) 833-2001
Tel:       (650) 833-2000

          (b) if to I-TECH, to

I-TECH CORP.
10300 Valley View Road
Eden Prairie, MN 55344
Attention: Chief Executive Officer
Fax:       (952) 941-5364
Tel:       (952) 828-0111

with a copy to:

Lapp, Libra, Thomson,
Stoebner & Pusch, Chtd.
One Financial Plaza, Suite 2500
120 South Sixth Street
Minneapolis, MN 55402
Attention: Gregory D. Pusch, Esq.
Fax:       (612) 338-6651
Tel:       (612) 343-4963

          (c) if to the I-TECH Shareholder, to

Steven Bucher
3935 Plymouth Road
Minnetonka, MN 55305
Tel:       (952) 935-6647

with a copy to:

Lapp, Libra, Thomson,
Stoebner & Pusch, Chtd.
One Financial Plaza, Suite 2500
120 South Sixth Street
Minneapolis, MN 55402
Attention: Gregory D. Pusch, Esq.
Fax:       (612) 338-6651
Tel:       (612) 343-4963

     10.2 Interpretation.

          (a) For purposes of this Agreement

               (i) When reference is made to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated;

               (ii) The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation;”

               (iii) The phrase “made available” in this Agreement shall mean that the information referred to has been provided to or made accessible to the party to whom such information is to be made available;

               (iv) The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to April 7, 2005;

               (v) Any reference to a “Material Adverse Effect” with respect to any entity or group of entities means a material adverse effect on the business, assets (including intangible assets), financial condition, prospects, or results of operations of such entity and its Subsidiaries, taken as a whole; provided, however, that any adverse change in the condition of the industry sector of protocol analyzers and protocol testers shall not be deemed to constitute and shall not be taken into account in determining whether there has been a Material Adverse Effect;

               (vi) Any reference to a party’s “knowledge” means such party’s actual knowledge after reasonable inquiry of its directors, officers and other management level employees that have responsibility for the referenced matters;

               (vii) Any reference to the “prospects” of I-TECH or its business, or to I-TECH’s business “as currently proposed to be conducted,” means such prospects or business without taking into account the effects of the Merger or any changes to I-TECH’s business that are initiated by Finisar thereafter;

               (viii) The term “Permitted Encumbrances” means (i) Liens for Taxes, assessments or other charges by Governmental Entities which are not yet due and payable or are due but not delinquent or are being contested in good faith by appropriate proceedings, (ii) purchase money security interests and equipment leases incurred in the ordinary course of business and (iii) minor Liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of I-TECH;

               (ix) The word “Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries;

               (x) The term “Transaction Documents” means this Agreement, the Articles of Merger and all other documents to be executed and/or delivered hereunder by any party hereto;

               (xi) The term “GAAP” means United States generally accepted accounting principles as in effect from time to time; and

               (xii) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          (b) This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against any party.

     10.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original as against any party whose signature appears on such counterpart and all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     10.4 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     10.5 Entire Agreement. This Agreement (including the schedules and exhibits hereto and the other Transaction Documents delivered pursuant hereto) constitutes the entire agreement among the parties concerning the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement.

     10.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California without regard to any applicable conflicts of law principles.

     10.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     10.8 Third Party Beneficiaries. Nothing contained in this Agreement is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies or obligations under, or by reason of this Agreement except (i) Section 9.2 which is intended to be for the benefit of the members of the Finisar Group, and (ii) Section 9.4 which is intended to be for the benefit of the members of the I-TECH Group.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, Finisar, Sub and I-TECH have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the date first written above.

I-TECH CORP.		FINISAR CORPORATION

By:	/s/ Steven Bucher	By:	/s/ Jerry S. Rawls

	Steven Bucher		Jerry S. Rawls
	Chief Executive Officer		President and Chief Executive Officer

I-TECH SHAREHOLDER		I-ROBOT ACQUISITION CORP.

/s/ Steven Bucher		By:	/s/ Jerry S. Rawls

Steven Bucher			Jerry S. Rawls
President and Chief Executive Officer